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                                 EXHIBIT 2.1




                          PURCHASE AND SALE AGREEMENT


     AGREEMENT dated September 18, 1996 by and among H & L TOOL COMPANY, INC., a Michigan corporation having its principal place of business at 32701 Dequindre, Madison Heights, Michigan 48071

("H & L TOOL"), B & B INDUSTRIES, INC., a Michigan corporation having its principal place of business at 32701 Dequindre, Madison Heights, Michigan 48071 ("B & B INDUSTRIES"), and HENRY L. BRASZA, TRUSTEE, HENRY LOUIS BRASZA TRUST DATED APRIL 22, 1982, and MARIE E. BRASZA, TRUSTEE, MARIE EDNA BRASZA TRUST DATED APRIL 22, 1982, each such TRUSTEE a principal shareholder of H & L TOOL and B & B INDUSTRIES and each a co-owner of real estate located at 32600 Industrial Drive, Madison Heights, Michigan 48071 (the "Warehouse"), (referred to hereinafter collectively as the "SHAREHOLDERS" and/or "TRUSTEES") and CHICAGO RIVET & MACHINE CO., an Illinois corporation having its principal place of business at 901 Frontenac Road, Naperville, Illinois 60566-7061 ("CHICAGO RIVET"), and HLTC INC., an Illinois corporation ("HLTC"), a wholly owned subsidiary of CHICAGO RIVET. H & L TOOL and B & B INDUSTRIES are sometimes collectively referred to herein as "CORPORATE SELLERS" and individually each is sometimes referred to as a CORPORATE SELLER.

     H & L TOOL owns all of the assets (except the Warehouse) related to its business known as H & L TOOL COMPANY, INC., operating at its manufacturing facility at 32701 Dequindre, Madison

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Heights, Michigan (the "Facility") and is primarily engaged in the manufacture of specialty cold formed parts and screw machine products sold to the automotive industry.

     B & B INDUSTRIES owns all of the assets (except the Warehouse) related to its business known as B & B INDUSTRIES, INC. operating at 32701 Dequindre, Madison Heights, Michigan and is primarily engaged in the purchase from and sale to H & L TOOL of screw machine parts.

     H & L TOOL leases the Warehouse pursuant to a lease (the "Warehouse Lease") dated October 22, 1984, as amended August 22, 1984, August 22, 1992 and October 22, 1994, from the TRUSTEES.

     H & L TOOL is willing to sell to HLTC, and HLTC desires to purchase from H & L TOOL, subject to the assumption of certain specific liabilities, on the terms and conditions hereinafter set forth, all of the assets and properties relating to the H & L TOOL business, and CHICAGO RIVET shall guarantee the performance by HLTC Inc. of its obligations hereunder.

     B & B INDUSTRIES is willing to sell to HLTC INC., and HLTC INC. desires to purchase from B & B INDUSTRIES, all of the assets and properties relating to the B & B INDUSTRIES business, and CHICAGO RIVET shall guarantee the performance by HLTC Inc. of its obligations hereunder.

     In consideration of the premises and the mutual representations, warranties and covenants set forth herein, the parties hereto agree as follows:


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     1. A. PURCHASED ASSETS.  On the terms and subject to the conditions set forth in this Agreement, CORPORATE SELLERS hereby agree to sell, convey, assign, transfer and deliver at the Closing, as defined herein, and HLTC INC. shall acquire and purchase from CORPORATE SELLERS, free and clear of all liens, charges and encumbrances (other than those specifically set forth in this Agreement or in the Schedules hereto), all of the assets and properties comprising the business of CORPORATE SELLERS, except those specifically excluded in Section 1B, including the following property and assets owned by CORPORATE SELLERS (whether or not reflected on the books and records of CORPORATE SELLERS as of the Closing Date, (as defined in Section 5A of this Agreement) and used in, or pertaining to, the business of CORPORATE SELLERS, wherever located, as the same shall exist at the close of business on the Closing Date:

           (1) all fixed assets, including those listed on Schedule 1A(1) attached hereto, as well as any other machinery and equipment including waste treatment equipment, tools, dies, furniture, furnishings, fixtures, plant and office equipment and other tangible personal property and all assignable warranties relating thereto (collectively, the "Purchased Fixed Assets");

           (2) all inventories, including supplies, chemicals, raw materials, work-in-process and finished goods (collectively, the "Purchased Inventories");

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           (3)  all accounts receivable and notes receivable and other claims for money due CORPORATE SELLERS (collectively, the "Purchased Accounts Receivable");

           (4) all credits, prepaid supplies, security deposits, other deposits, advances and other prepaid items (including prepaid insurance), and deposits and deferred charges, including those pursuant to the Contracts, as defined below (collectively, the "Purchased Prepaid Items");

           (5) all rights, including unbilled revenues in and under all contracts, equipment leases, other leases, purchase and sale orders, and quotations and similar arrangements (collectively, the "Contracts"), including those listed on Schedule 1A(5);

           (6) all operating data and records of CORPORATE SELLERS, in any form or medium, including without limitation, books, records, ledgers, files, correspondence, sales and advertising and other promotional data, advertising materials, customer lists, credit information, cost and pricing information, supplier lists, business plans, reference catalogs, computer programs and disks, and electronic data processing software related to any of the foregoing items or otherwise related to the operations of the business of CORPORATE SELLERS (including customer and supplier list database and any accounting and financial software program disk), and including all data and records of H & L TOOL relating to its employees (collectively, the "Purchased Records");

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           (7)  all engineering and production designs and processes, drawings, blueprints, copyrights, formulae, technology, trade secrets, know-how and other similar data of CORPORATE SELLERS (collectively, the "Purchased Drawings");

           (8) all inventions, patents, patent applications, patent disclosures, trademarks, trademark applications and registrations, trade names, confidential business information (consisting of ideas, formulas, compositions, inventions, know-how, manufacturing and production processes and techniques, research and development information, drawings, designs, plans, proposals and technical data, financial, marketing and business data, pricing and cost information), copyrights, copyright applications and registrations used in the business of CORPORATE SELLERS (including all rights to use the names or marks "H & L TOOL COMPANY, INC." and B & B INDUSTRIES, INC." or derivatives thereof, or any other name, mark, logo or trade dress of CORPORATE SELLERS or any affiliate of CORPORATE SELLERS and all other rights owned, licensed or otherwise used under permits, licenses and franchises and similar authorizations used in the business of either Corporate Seller (collectively, the "Purchased Rights");

           (9) the business of CORPORATE SELLERS as going concerns and all goodwill of CORPORATE SELLERS' businesses;

           (10) all telephone and fax numbers assigned to or used by CORPORATE SELLERS, including the business telephone number (810) 585-7474 and fax number (810) 585-5774;

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           (11) all insurance policies;

           (12) all federal, state and local or other permits, licenses, franchises, approvals, registrations, certificates, orders, variances, exceptions and similar authorizations relating to CORPORATE SELLERS;

           (13) all agreements between H & L TOOL and its sales representatives;

           (14) all land, buildings, improvements, easements and rights of way listed on the attached Schedule 1A(14), and all easements and other rights appurtenant thereto, including the Facility and Warehouse; and

           (15) all causes of action, rights of recovery, rights of set-off and rights of recoupment of CORPORATE SELLERS, including any rights of CORPORATE SELLERS under any property, casualty, workers' compensation or other insurance policy or related insurance service contract to the extent the same relate to any Assumed Liability or any casualty affecting any of the Purchased Assets.

     B. EXCLUDED ASSETS. Notwithstanding any other provision of this Agreement, the following assets and properties are excluded and exempted from the sale:

           (1) Cash and cash equivalents, United States Treasury Notes and Bonds, certificates of deposit and similar cash equivalents including all accrued, but unpaid, earnings;

           (2) Two passenger motor vehicles and one multi-purpose truck and all assignable warranties relating thereto;

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           (3)  Chemicals listed on Schedule 1B(3);

           (4) Corporate records of CORPORATE SELLERS not required for the operation of the business acquired hereunder by Chicago Rivet, including minute books, all profit sharing plan records, all pension plan records, all tax returns, financial information and all employee records of former H & L TOOL Employees not employed by HLTC INC. within two (2) business days after the Closing Date; provided, however, CORPORATE SELLERS shall provide copies of or access to the financial statements and related work papers for the last four (4) fiscal years and related tax returns as may be reasonably requested by HLTC INC.

           (5) Life insurance policies on the life of Henry L. Brasza and those life insurance policies listed on Schedule 1B(5);

           (6)  All deposits required to be made under Internal Revenue Code
      Section 444, any other prepaid tax and the right to receive any tax refund;

           (7) All real estate and any improvements thereon not situated in Madison Heights, Michigan, all personal property located thereon or related to such real estate and/or used in the operation of any business activity conducted in connection with such real estate and all information and records, wherever located, maintained by H & L TOOL in connection with such real estate and the business activities conducted in connection with such real estate activities;

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           (8)  The personal items of HENRY L. and MARIE E. BRASZA located at the Facility and Warehouse on the Closing Date, including items on display and items located in their offices;

           (9) Any assets of the H & L TOOL Profit Sharing Plan (the "Profit Sharing Plan");

           (10) 1996-97 Detroit Lions Football Tickets and the rights to purchase any play-off tickets; provided, however, that HLTC INC. shall be assigned the rights to purchase the season tickets and any play-off tickets for the 1997-98 season and thereafter; and

           (11) All employee receivables.

     C. WAREHOUSE. On the terms and subject to the conditions set forth in this Agreement, the TRUSTEES hereby agree to sell, convey, assign, transfer and deliver by warranty deed, and HLTC INC. shall purchase the Warehouse from the TRUSTEES, subject only to easements and restrictions of record as disclosed in Chicago Title Insurance Company policy #63-612813 dated September 10, 1984, and all applicable ordinances.

     D. PURCHASED ASSETS. The assets described in Sections 1A and 1C, with the exception of the Excluded Assets listed in Section 1B, are sometimes referred to collectively as the "Purchased Assets". No asset specifically described in Sections 1A(1) through (15) or Section 1C shall be deemed to include any Excluded Asset.

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     E.  AS IS CONDITION.  HLTC INC. accepts the Purchased Assets in "AS IS"
condition, without warranties of any kind (except the warranties of title specifically expressed in the applicable documents of conveyance), and acknowledges that it has had sufficient opportunity to inspect the Purchased Assets and all related records in connection therewith. CORPORATE SELLERS, SHAREHOLDERS AND TRUSTEES SPECIFICALLY DISCLAIM ANY WARRANTIES OF MERCHANTABILITY AND FITNESS FOR PURPOSE IN CONNECTION WITH THE PURCHASED ASSETS. Notwithstanding anything herein to the contrary, the Purchased Inventories shall be merchantable and fit for the purpose for which procured and manufactured, and are not damaged or defective; and the Fixed Assets consisting of machinery and equipment shall be in good operating condition and repair, minus ordinary wear and tear.

     2.  PURCHASE PRICE.

     A. The purchase price payable by HLTC INC. to CORPORATE SELLERS and the TRUSTEES for the Purchased Assets shall be equal to the sum of Nineteen Million One Hundred Thousand Dollars ($19,100,000.00) reduced by Four Million Eight Hundred Thousand ($4,800,000.00) Dollars in consideration of H & L TOOL's retention of all Cash and Cash Equivalents, or Fourteen Million Three Hundred Thousand ($14,300,000.00) Dollars (the "Purchase Price"). The portion of the Purchase Price allocated to Purchased Assets of H & L TOOL shall be subject to adjustment with respect to the Purchased Accounts Receivable, Purchased Inventories, Purchased Prepaid Items, and Assumed Liabilities as provided in
Section 2C and

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further adjustment after the Closing Date as provided in Section
3 hereof. The portion of the Purchase Price allocated to the Facility, Warehouse and the Purchased Assets of B & B INDUSTRIES shall not be subject to further adjustment.

     B. Adjustments shall be made between CORPORATE SELLERS and HLTC INC. for the current Personal Property taxes paid in advance on account of the Purchased Assets prorated on a per diem basis as of midnight of the day preceding the Closing Date. Such taxes shall be prorated and adjusted in accordance with the due date basis of the municipality or taxing unit in which the subject personal property is located. Prorations shall be made on the basis of the actual number of days of the year and month which shall have elapsed as of the Closing Date.

     C. At the Closing Date, HLTC INC. will wire transfer to a bank account designated by CORPORATE SELLERS in federal or other immediately available funds, an amount equal to the Purchase Price adjusted as follows: the Purchase Price shall be (i) reduced by the amount of the Assumed Liabilities reflected on the Pre-Closing Statement as defined in Section 3A of this Agreement not to exceed One Million Seven Hundred Thousand Dollars ($1,700,000.00); (ii) reduced by the positive difference, if any, between (a) the sum of the Purchased Accounts Receivable, Purchased Inventories, and Purchased Prepaid Items as shown on the balance sheet included in the Interim Statement as defined in
Section 8C of this Agreement and (b) the sum of the Purchased Accounts Receivable, Purchased Inventories and Purchased Prepaid Items as shown on the Statement of Purchased Assets and Assumed Liabilities included in the Pre-Closing Statement; and (iii) increased by the positive difference, if any, between (x) the sum of the Purchased Accounts Receivabe, Purchased inventories, and Purchased Prepaid Items as shown on the Statement

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of Purchased Assets and Assumed Liabilities included in the Pre-Closing
Statement; and (iii) increased by the positive difference, if any, between (x) the sum of the Purchased Accounts Receivable, Purchased Inventories, and Purchased Prepaid Items as shown on the Statement of Purchased Assets and Assumed Liabilities included in the Pre-Closing Statement and
(y) the sum of the Purchased Accounts Receivable, Purchased
Inventories, and Purchased Prepaid Items as shown on the balance sheet included in the Interim Statement. CORPORATE SELLERS and TRUSTEES shall provide the wire transfer instructions to HLTC INC. to effect such transfer.

     3.  ADJUSTMENT TO PURCHASE PRICE.

     A. PRE-CLOSING STATEMENT. At least seven (7) days prior to the Closing Date, H & L TOOL shall deliver to HLTC INC. an unaudited statement of Purchased Assets and the Assumed Liabilities as of the month end prior to the Closing Date and a statement of the results of operations for the period ended on such date (the "Pre-Closing Statement"). The Pre-Closing Statement shall be in the same format as the Interim Statement previously delivered by H & L TOOL to HLTC INC. and accompanied by certification of H & L TOOL and H & L TOOL's president and principal financial officer to the effect that (i) the accounting principles used in preparing the Pre-Closing Statement are consistent with those used in preparing the Interim Statement, and (ii) the Pre-Closing Statement has been prepared from adjustments to the Interim Statement which adjustments have been prepared from the books and records of H & L TOOL and fairly present the financial condition of H & L TOOL as of the

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month end prior to the Closing Date and the results of operations for the period ended on such prior month end date in conformity with generally accepted accounting principles ("GAAP"). HLTC INC. shall be entitled to review all work papers and other documentation related to preparation of the Pre-Closing Statement and the Interim Statement.

     B. CLOSING STATEMENT. On September 28, 29 and 30, 1996, HLTC INC. at its expense shall conduct a physical inventory at the Facility and Warehouse and promptly thereafter furnish a copy to H & L TOOL. The results of such physical inventory at September 30, 1996, shall be rolled forward, as mutually agreed by the parties, to the Closing Date. Within forty-five (45) days after the Closing Date, H & L TOOL shall deliver to HLTC INC., based on such physical inventory, an unaudited statement of Purchased Assets and Assumed Liabilities of H & L TOOL as of the Closing Date (the "Closing Statement"). H & L TOOL shall have the right to have a representative observe the taking of the physical inventory and shall have the right to review all work papers and other documentation related to preparation of the Closing Statement. The Closing Statement shall be in the same format as the balance sheet included in the Interim Statement and the Statement of Purchased Assets and Assumed Liabilities included in the Pre-Closing Statement and accompanied by a certification of H & L TOOL and H & L TOOL's president and chief financial officer (the "Certification") to the effect that (i) the accounting principles used in preparing the Closing Statement are consistent with those used in preparing the

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Interim Statement and the Pre-Closing Statement, and (ii) the Closing Statement
has been prepared from the financial statements of H & L TOOL at the Closing Date which have been prepared from the books and records (adjusted to the extent necessary by the aforementioned physical inventory) of H & L TOOL and fairly represents the financial condition of H & L TOOL as of the Closing Date and the results of operations for the year to date period ending on the Closing Date, in conformity with generally accepted accounting principles.

     C. REVIEW OF CLOSING STATEMENT. HLTC INC. shall have the right to review the Closing Statement as to the matters covered by such Certification. If HLTC INC. does not notify H & L TOOL to the contrary within forty-five (45) days after the date the Closing Statement is delivered to HLTC INC., then the Closing Statement delivered by H & L TOOL shall be deemed to be final, conclusive and binding on the parties. If HLTC INC. notifies H & L TOOL in writing within such forty-five (45) day period that it disputes any item on the Closing Statement as delivered and specifies (a) the items which it so disputes and the reason therefor (together with supporting documentation) and (b) the amount of the adjustment it proposes with respect to each such item, the parties will then attempt to resolve such disputed items. HLTC INC. shall not be entitled to dispute any individual line item which involves a proposed adjustment to the Closing Statement of less than Ten Thousand Dollars ($10,000.00) (but shall be entitled to the full amount of any line item adjustments, even if finally determined to

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be less than $10,000.00).  If the parties are unable to resolve their dispute and to agree on the Closing Statement, the disputed items shall be referred, within forty-five (45) days after the date of the Closing Statement's delivery to HLTC INC., to BDO Seidman, certified public accountants (the "Firm"). The decision of the Firm shall be within the disputed range and shall be final, conclusive and binding on the parties hereto. The fees and expenses of the Firm shall be allocated between H & L TOOL and HLTC INC. as follows:
(i) H & L TOOL shall pay all or a portion of the Firm's fees and expenses, as determined in accordance with the following formula:

                                 AE x AA = TE
                                      --
                                      BA

where: "AE" means the Firm's total fees and expenses; "AA" means the aggregate adjustment to the Closing Statement made by the Firm; "BA" means the aggregate adjustment to the Closing Statement that would have resulted from resolution in HLTC INC.'s favor of all points of disagreement raised by HLTC INC. to the Firm; and "TE" means H & L TOOL's share of the Firm's fees and expenses; and
(ii) HLTC INC. shall pay the balance of the Firm's fees and expenses, if any.

     D. ACCESS TO H & L TOOL. For the purpose of preparing the Closing Statement, representatives of H & L TOOL shall be given full and free access during regular business hours to all books, records and other data of H & L TOOL. Personnel of the parties hereto may be consulted from time to time by such representatives, and the parties and their respective representatives may confer

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with the representatives of the other party as to their examination and determination procedures hereunder.  The activities provided for under this
Section 3D shall not, however, unreasonably interfere with the business operations of HLTC INC.

     E. PAYMENT OF ADJUSTED AMOUNT. Within 10 days after the final determination of the Closing Statement in accordance with Sections 3B and 3C hereof, H & L TOOL shall pay to HLTC INC. the amount by which (i) the value of
(a) the sum of the Purchased Accounts Receivable, Purchased Inventories and Purchased Prepaid Items reduced by the Assumed Liabilities as set forth on the Statement of Purchased Assets and Assumed Liabilities in the Pre-Closing Statement exceeds (ii) the value of (b) the sum of the Purchased Accounts Receivable, Purchased Inventories, and Purchased Prepaid Items reduced by the Assumed Liabilities as set forth on the Closing Statement, or HLTC INC. shall pay to H & L TOOL the amount by which (x) the value of (a) the sum of the Purchased Accounts Receivable, Purchased Inventories and Purchased Prepaid Items reduced by the Assumed Liabilities as set forth on the Closing Statement exceeds (y) the value of (b) the sum of the Purchased Accounts Receivable, Purchased Inventories and Purchased Prepaid Items reduced by the Assumed Liabilities as set forth on the Statement of Purchased Assets and Assumed Liabilities in the Pre-Closing Statement, as the case may be. The amount of the payment described in this Section 3E shall be paid by H & L TOOL to HLTC INC., or by HLTC INC. to H & L TOOL, as the case may be, in federal or other immediately available funds, with interest thereon

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from the Closing Date to the date of such payment, calculated at a rate equal to eight and one-quarter (8 1/4%) percent calculated on a 360-day year in federal or other immediately available funds remitted by wire transfer to a bank designated by the payee thereof. In addition, within ten (10) days after such final determination of the Closing Statement, H & L TOOL and HLTC INC. will execute and deliver good and sufficient documents to effect any modification of the documents delivered pursuant to Section 6B(1) necessary to correct any inconsistencies between such documents and the Assumed Liabilities shown on the Closing Statement.

     F. ALLOCATION OF PURCHASE PRICE. CORPORATE SELLERS, TRUSTEES and HLTC INC. agree that the Purchase Price, prior to adjustment as provided for in
Section 3 hereof, shall be allocated among the Purchased Assets as shown on
Schedule 3F attached hereto. H & L TOOL and HLTC INC. further agree that the Purchase Price, as adjusted as provided for in Section 3 hereof, shall be allocated among the Purchased Assets of H & L TOOL in a manner identical to the allocation shown on Schedule 3F attached hereto. The allocation of the Purchase Price as shown in Schedule 3F (adjusted as provided herein for the Purchased Assets of H & L TOOL) shall be used by CORPORATE SELLERS, TRUSTEES, CHICAGO RIVET and HLTC INC. for all tax purposes.

     4.  ASSUMPTION OF CERTAIN LIABILITIES.

     A. CERTAIN OBLIGATIONS OF CORPORATE SELLERS' BUSINESSES. On the Closing Date, as defined below, CORPORATE SELLERS, in

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further consideration of the sale of the Purchased Assets, shall assign to HLTC INC., and HLTC INC. shall assume and agree to perform and discharge, those obligations of CORPORATE SELLERS pertaining to their businesses only as follows:

           (1) for the sale and delivery of products not shipped and not paid for prior to the close of business on the Closing Date under open sales orders, open bids and sales contracts accepted or made in the ordinary course of business of H & L TOOL;

           (2) for the purchase of raw materials, supplies and repair and maintenance materials not received prior to the Closing Date (and not included in the Purchased Inventories) under open supply contracts, purchase orders and commitments given or made in the ordinary course of the business of H & L TOOL;

           (3) arising under the Contracts and assigned pursuant to Section 6C and accruing after the Closing Date; and

           (4) for the accounts payable incurred in the ordinary course of the business in an amount (including the obligations assumed in Clause (2) above) up to One Million Seven Hundred Thousand ($1,700,000.00) Dollars on the balance sheet of H & L TOOL on the Closing Date, provided that if such accounts payable exceed One Million Seven Hundred Thousand ($1,700,000.00) Dollars on the Closing Date, HLTC INC. may exclude from its obligations hereunder accounts payable (or

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      portions thereof) that it identifies to H & L TOOL in an amount sufficient to reduce its aggregate obligations under this clause and Clause (2) above to One Million Seven Hundred Thousand ($1,700,000.00) Dollars.

     B. ASSUMPTION OF CERTAIN OTHER OBLIGATIONS AND LIABILITIES. From and after the Closing Date, HLTC INC. shall assume and agree to perform and discharge all obligations and liabilities relating to the Purchased Assets and all costs, expenses (including costs of investigation, attorneys' fees and court expenses), penalties, fines, damages, levies, losses and charges relating thereto) arising out of or in connection with:

           (1) suits, claims, proceedings and actions of any kind whatsoever (including, without limitation, those instituted by any person or governmental agency), resulting from actual or alleged liability for personal injury, death, property damage or economic damage under a theory of product liability, strict liability, failure to warn, design defect, negligence or intentional tort to the extent arising from or in connection with products sold by HLTC INC. after the Closing Date;

           (2) express or implied warranties relating to products sold by HLTC INC. after the Closing Date, including obligations to repair, replace, rework or field test, or to make refunds of amounts paid for such products, and any direct, incidental or consequential damages relating thereto; and

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           (3)  programs for the recall, notification, retrofit or any other post-manufacture remedial or corrective actions relating to products sold by HLTC INC. after the Closing Date, whether such program is voluntary or not.

     CORPORATE SELLERS acknowledge and agree to perform and discharge all obligations and liabilities relating to the business of CORPORATE SELLERS arising out of or in connection with the matters described in Clauses (1), (2) and (3) above in connection with products sold by CORPORATE SELLERS on or before the Closing Date.

     C. EXCLUDED LIABILITIES. With the exception of the liabilities expressly assumed by HLTC INC. in accordance with the provisions of Section 3A and 3B hereof (the "Assumed Liabilities"), HLTC INC. and CHICAGO RIVET do not assume, and shall in no event be liable for, any debts, liabilities, taxes or obligations of any kind or nature whatsoever of CORPORATE SELLERS or of the SHAREHOLDERS or any other affiliates or entities, whether fixed or contingent, known or unknown, liquidated or unliquidated, secured or unsecured, or otherwise. Without limiting the generality of this paragraph, CORPORATE SELLERS, HLTC INC. and CHICAGO RIVET agree that under no circumstances will HLTC INC. or CHICAGO RIVET assume, or be liable for, any of the following:

           (1) any obligation of Corporate Sellers to their respective employees arising on or before the Closing Date including without limitation, compensation and withholdings, deferred compensation, welfare benefits and fringe benefits;

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           (2)  any liabilities under the Profit Sharing Plan or under any other plans (as defined in Section 8K) as of the Closing Date; and

           (3) any liabilities for federal, state or local taxes and other accruals payable by CORPORATE SELLERS relating to their operations for periods of time prior to and including the Closing Date.

     5.  THE CLOSING.

     A. LOCATION AND CLOSING DATE. The purchase and sale (the "Closing") provided for in this Agreement shall take place at the offices of H & L TOOL, 32701 Dequindre, Madison Heights, Michigan 48071, or at such other place as the parties shall mutually agree upon, at 10:00 A.M. local time on October 31, 1996, or such other time or date as the parties shall mutually agree upon (the "Closing Date"). Notwithstanding the foregoing, if either party by October 31, 1996 is unable to satisfy a condition precedent described in Sections 10 or 11 hereof for reason of force majeure, and such unsatisfied condition has not been waived, the Closing Date shall be November 29, 1996, but only if all conditions precedent described in Section 10 or 11 have been satisfied or waived. The Closing shall be effective, and title to the Purchased Assets shall pass from CORPORATE SELLERS and TRUSTEES to HLTC INC., as of the close of business on the Closing Date.

     6.  INSTRUMENTS OF TRANSFER; ACTIONS AFTER THE CLOSING.

     A. Instruments and Documents of CORPORATE SELLERS. At the Closing and effective as of the Closing Date, H & L TOOL, B &

B INDUSTRIES or the TRUSTEES shall deliver the following documents to HLTC INC.:

           (1) such bills of sale, endorsements, assignments and other good and sufficient instruments of transfer, conveyance and assignment, in form reasonably satisfactory to HLTC INC., as shall be effective to vest in HLTC INC. good and marketable title, free and clear of all liens, charges and encumbrances other than liens for taxes not yet delinquent, to the Purchased Assets, Manufacturing Facility and the Warehouse, including but not limited to delivery of those items specified in Sections 12B (Covenant Not to Compete) and 18 (Title and Conveyance of Realty;

           (2) all other documents, instruments and writings required to be delivered by CORPORATE SELLERS or the TRUSTEES on or prior to the Closing Date pursuant to this Agreement;

           (3) the lease for the Warehouse facility cancelled without further consideration at the Closing Date;

           (4) certificates by the President of each Corporate Seller listing all items described in each of Sections 4A(1) through (4) inclusive; and

           (5)  such other documents as may be reasonably requested by HLTC
      INC.

     B. INSTRUMENTS AND DOCUMENTS OF HLTC INC.. At the Closing and effective as of the Closing Date, HLTC INC. shall deliver the following documents to H & L TOOL:

           (1) good and sufficient documents evidencing the assumption (subject to any subsequent modification based on the Closing Statement), pursuant to Section 4A by HLTC INC. of the Assumed Liabilities;

           (2) all other documents, instruments and writings required to be delivered by HLTC INC. on or prior to the Closing Date pursuant to this Agreement; and

           (3) such other documents as may be reasonably requested by CORPORATE SELLERS and/or TRUSTEES.

     C. CONSENTS TO ASSIGNMENT. Prior to the Closing Date, CORPORATE SELLERS will use their best efforts to obtain any third party consents with respect to any Contract that is required to transfer and assign such Contract to HLTC INC. in connection with the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, H & L TOOL will use its best efforts to cause the Group Health Insurance Contract to be assigned to HLTC INC. on the Closing Date, effective on the day after the Closing Date, but only to the extent it provides coverage for former H & L TOOL Employees employed within two
(2) business days after the Closing Date by HLTC INC. (The Group Health Insurance Contract is H & L TOOL's insurance contract dated 7/28/95 & 6/27/96 with Blue Cross and Blue Shield of Michigan under which H & L TOOL currently maintains a group health plan for its current employees). After the Closing Date, if any such required consent has not been obtained, H & L TOOL will cooperate with HLTC INC. at its request to obtain such consent. This Agreement shall not constitute an assignment or attempted assignment of any contract license, lease, commitment, sales order or purchaser order or other agreement if an assignment or attempted assignment of the same without the consent of the other party thereto would constitute a breach thereof or would not effectively assign the rights of H & L TOOL thereunder unless such consent is obtained and such rights can be effectively assigned. If such consent is not obtained, or if any attempted assignment would be ineffective to transfer H & L TOOL's rights thereunder to HLTC INC., HLTC INC. shall act as the agent of H & L TOOL in order to obtain for HLTC INC., at no cost to H & L TOOL, the benefits thereunder.

     D. APPOINTMENT AS AGENT. CORPORATE SELLERS further agree that, effective as of the Closing Date, they will by appropriate instrument constitute and appoint HLTC INC., its successors and assigns, CORPORATE SELLERS' agent to collect for the account of HLTC INC. all receivables owing to CORPORATE SELLERS. On the Closing Date, CORPORATE SELLERS shall provide to HLTC INC. a detailed listing of such receivables. Funds received by HLTC INC. from any customer during the foregoing agency shall be credited as designated by the customer or if a customer does not do so to the appropriate unpaid invoice for such customer. HLTC INC. shall notify CORPORATE SELLERS as soon as practicable if HLTC INC. (a) becomes aware of any dispute by a customer with respect to a receivable owing to CORPORATE SELLERS, or (b) receives payment from a customer designated as payment of a later invoice if payment in full has not been received of an earlier invoice in connection with which there is a receivable owing to CORPORATE SELLERS. The
Pre-Closing Statement and Closing Statement shall include a reasonable amount mutually agreed to by the parties to reserve for Doubtful Accounts Receivable (which shall reduce the amount of Purchased Accounts Receivable in such statements) and HLTC INC. shall remit to H & L TOOL any such excess reserve as determined by the actual collection rate experienced.

     E. WARRANTY WORK BY HLTC INC.. From and after the Closing Date, HLTC INC. shall notify H & L TOOL in writing of each warranty claim made by a customer with respect to an H & L TOOL product sold prior to the Closing Date. HLTC INC. for the benefit and account of H & L TOOL shall perform such warranty work in the ordinary course of business. H & L TOOL shall reimburse HLTC INC. for costs incurred in connection with such warranty work done by HLTC INC., including repair, replacement, rework or field testing of H & L TOOL products sold before the Closing Date.

     F. MUTUAL ASSISTANCE REGARDING TAXES. CORPORATE SELLERS and HLTC INC. will each provide the other party with such assistance as may reasonably be requested in connection with the preparation of any tax return, audit or other examination by any taxing authority, or judicial or administrative proceeding relating to liability for Taxes as defined below, will each retain and provide to the other party all records and other information which may be relevant to any such tax return, audit or examination, proceeding or determination, and will each provide the other party with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any tax return of the other party for any period. Without limiting the generality of the foregoing, each party will retain, until the expiration of the applicable statutes of limitation (including any extensions thereof) copies of all tax returns, supporting work schedules and other records relating to tax periods or portions thereof ending prior to or on the Closing Date.

     G. FUTURE ASSURANCES. After the Closing Date, HLTC INC. and H & L TOOL agree that they shall duly execute, acknowledge and deliver all such further assignments, transfers, and conveyances and take such other actions and give such assurances as the other party may reasonably request in order to effect and carry out the transactions set forth and contemplated hereby.

     7.  ACTIONS PRIOR TO CLOSING.

     A. ORDINARY COURSE. Prior to the Closing, CORPORATE SELLERS shall carry on the business of CORPORATE SELLERS in the regular course and in substantially the same manner as conducted by CORPORATE SELLERS prior to the date hereof. In particular, CORPORATE SELLERS shall (a) maintain and preserve the Purchased Fixed Assets in the regular course, ordinary wear and tear excepted, (b) continue its current practice of identifying, by stamp or otherwise, the date of manufacture of all finished products of CORPORATE SELLERS, (c) maintain business records and files relating to CORPORATE SELLERS in the ordinary course, and (d) continue in the ordinary course to seek sales orders, provide service to and otherwise preserve the goodwill of customers and suppliers and others having business relations with CORPORATE SELLERS, and to retain the services of employees of H & L TOOL in accordance with current practice. Prior to the Closing, neither CORPORATE SELLERS nor the SHAREHOLDERS shall, except with the prior consent of HLTC INC. or pursuant to this Agreement, take, or agree to take, any of the following actions: (a) mortgage, pledge or subject to lien or any other encumbrance, any Purchased Assets, other than mechanics' or materialmen's liens incurred in the ordinary course of business, (b) sell or transfer any Purchased Asset other than the sale or transfer in the ordinary course of business, of the Purchased Inventories, (c) sell, assign or transfer any of the Purchased Rights, (d) increase the compensation of H & L TOOL employees or hire additional employees, except with the consent of HLTC INC., which will not be unreasonably withheld with respect to increases in the ordinary course of business, (e) enter into any other transaction or agreement (including employment agreements) or incur any other liability pertaining to H & L TOOL which is to be assumed by HLTC INC. other than in the ordinary course of business, or (f) any action or inaction which, if such action or inaction had occurred prior to the date hereof, would have resulted in any representation or warranty of CORPORATE SELLERS in this Agreement not being true and correct on the date hereof.

     B. HLTC INC.'S ACCESS TO BOOKS, RECORDS AND EMPLOYEES. From and after the date of this Agreement, CORPORATE SELLERS shall afford to the officers, attorneys, accountants and other authorized representatives of HLTC INC. and CHICAGO RIVET access during regular business hours to the properties, books, records and employees of CORPORATE SELLERS, provided that (a) such access shall not unreasonably interfere with the operations of CORPORATE SELLERS, (b) such access shall be only with prior notice to CORPORATE SELLERS, and (c) in the reasonable opinion of CORPORATE SELLERS, the providing of such information will not cause CORPORATE
SELLERS to be in violation of any law or waive the attorney-client privilege. CORPORATE SELLERS shall also furnish, or cause to be furnished, to HLTC INC. and CHICAGO RIVET such information relating to the affairs of CORPORATE SELLERS as HLTC INC. and CHICAGO RIVET shall from time to time reasonably request subject to the conditions heretofore mentioned. HLTC INC. and CHICAGO RIVET shall treat all Confidential Information so obtained as confidential, and will not use such Confidential Information for any purpose other than the acquisition of CORPORATE SELLERS pursuant to this Agreement, unless and until the purchase and sale provided for herein shall be consummated. HLTC INC. and CHICAGO RIVET shall return all written Confidential Information furnished and all copies thereof in the event such purchase and sale shall not be consummated for any reason. "Confidential Information" shall be defined as follows: all information, whether written or oral, pertaining to CORPORATE SELLERS or the transaction contemplated hereby which is furnished or has been furnished by CORPORATE SELLERS, or by any director, officer, employee, affiliate, agent, advisor or representative (including, without limitation, any financial advisor, attorney or accountant) of CORPORATE SELLERS or any affiliate of CORPORATE SELLERS (collectively, "Corporate Sellers' Representatives"), to HLTC INC. or CHICAGO RIVET or their respective directors, officers, employees, affiliates, agents, advisors, representatives (including, without limitation, financial advisors, attorneys and accountants) or potential sources of financing for the transaction (collectively, "HLTC INC.'s Representatives") and all analysis, compilations, data, studies or other documents prepared by HLTC INC.'s Representatives for H & L TOOL containing or based on, in whole or in part, any such information or reflecting the review of the business of CORPORATE SELLERS or the transaction contemplated herein. The term "Confidential Information" shall not include any information which: (a) is or becomes generally available to the public other than as a result of a disclosure by HLTC INC. or CHICAGO RIVET; (b) becomes available to HLTC INC. or CHICAGO RIVET on a non-confidential basis from a source other than CORPORATE SELLERS or CORPORATE SELLERS representatives, provided that such source is entitled to disclose the information to HLTC INC. or CHICAGO RIVET; or (c) was known to HLTC INC. or CHICAGO RIVET on a non-confidential basis prior to the disclosure thereof to HLTC INC. or CHICAGO RIVET by CORPORATE SELLERS or H & L TOOL's representatives.

     C. COMMUNICATION WITH SALES REPRESENTATIVES. From and after the date of this Agreement, H & L TOOL shall afford to authorized representatives of HLTC INC. access to those H & L TOOL sales representatives who represent H & L TOOL Products (specialty cold form parts, screw machine products and all similar parts) in order to facilitate the transition of H & L TOOL's customers to HLTC INC. HLTC INC. may elect to provide such sales representatives with assurances regarding compensation to which they will be entitled for sales orders obtained prior to and after the Closing Date. H & L TOOL consents to such sales representatives agreeing to represent HLTC INC. after the Closing with respect to products formerly sold by H & L TOOL and otherwise.

     8. REPRESENTATIONS AND WARRANTIES OF CORPORATE SELLERS. CORPORATE SELLERS and the SHAREHOLDERS, jointly and severally, represent and warrant:

     A. ORGANIZATION, AUTHORITY, BINDING OBLIGATION AND NO VIOLATION. Each Corporate Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and is duly qualified and has all requisite power and authority to own, lease and operate its properties and to conduct its business as now conducted in, and is in good standing in, each jurisdiction where the conduct of its business or the nature of its property requires qualification. Neither of the CORPORATE SELLERS owns or holds any rights to acquire any capital stock or any other security, security interest or investment in any other person or entity other than investments which constitute cash or cash equivalents. Neither Corporate Seller has, or has ever had, a subsidiary. Each Corporate Seller has all necessary corporate power and authority to enter into and deliver this Agreement and to perform the obligations to be performed by it hereunder, and the execution, delivery and performance by each Corporate Seller of this Agreement and the sale and all actions contemplated hereby have been duly authorized by the Board of Directors and stockholders of each Corporate Seller and no other corporate action of either Corporate Seller is necessary therefor. This Agreement is valid and binding upon, and enforceable against, each Corporate Seller in accordance with its terms. Neither the execution and delivery of this Agreement by each Corporate Seller nor the consummation of the transactions contemplated herein will (a) violate or create any rights under any provision of the certificate of incorporation or bylaws of either Corporate Seller, (b) result in the creation of any lien upon any of the Purchased Assets under any note, bond, mortgage, indenture, permit, license, contract, lease, agreement or other instrument (collectively, "Instruments") to which either Corporate Seller is a party or by which any of its properties or assets are bound or (c) result in a violation of, or require any authorization, consent, approval, exemption or other action by or declaration or notice to any governmental entity pursuant to the charter or bylaws of either Corporate Seller or any agreement, instrument or other document, or any legal requirement to which either Corporate Seller or any of its assets is subject. Without limiting the generality of the foregoing, neither Corporate Seller, the SHAREHOLDERS, nor any of their respective affiliates has entered into any agreement, or is bound by any obligation of any kind whatsoever, directly or indirectly to transfer or dispose of (whether by sale of stock or assets, assignment, merger, consolidation or otherwise) the business of either Corporate Seller or the Purchased Assets (except the Purchased Inventories in the ordinary course of business) to any person or entity other than HLTC INC., and neither Corporate Seller nor the SHAREHOLDERS has entered into any agreement or any obligation of any kind whatsoever to issue any capital stock of either Corporate Seller to any person or entity.

     B. REPRESENTATION OF TRUSTEES. The TRUSTEES have all necessary power and authority as such (and no other person or entity has or shares such power and authority) to enter into and deliver this Agreement and to perform their obligations as such hereunder and no other actions are necessary therefor. The TRUSTEES individually have the requisite capacity necessary to enter into, deliver and perform their obligations under this Agreement. This Agreement constitutes a valid and binding obligation of the TRUSTEES enforceable in accordance with its terms. Neither the execution and delivery of this Agreement by the TRUSTEES, nor the consummation of the transactions contemplated hereunder, will (i) violate or create any right under the declarations of trust or other fundamental documents of the Trusts, (ii) conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give rise to any right of termination, cancellation or acceleration with respect to, create in any party the right to accelerate, terminate, modify, cancel or require any notice with respect to, or result in the creation of any lien upon the Warehouse under any of the terms, conditions or provisions of any instrument to which the TRUSTEES are parties or by which the Warehouse is bound, except for such defaults as to which requisite waivers or consents have been obtained, or (iii) result in a violation of, or require any authorization, consent, approval, exemption or other action by or declaration or notice to any governmental entity pursuant to, the declarations of trust or other fundamental documents of the Trusts or any agreement, instrument or other document, or any legal requirement to which the Trusts or the Warehouse is subject. Without limiting the generality of the foregoing, neither the Trusts nor the TRUSTEES on behalf of the Trusts have entered into any agreement, or are bound by any obligation of any kind whatsoever, directly or indirectly, to transfer or dispose of the Warehouse to any person or entity other than HLTC INC.

     C. FINANCIAL STATEMENTS OF H & L TOOL FOR FISCAL YEARS OCTOBER 31, 1995 AND 1994. The unaudited financial statements of H & L TOOL for the years ended October 31, 1995 and 1994, consisting of the balance sheets at such dates and related statements of income, stockholders equity and changes in financial position and the results of its operations for the twelve (12) months ended on such dates, correct and complete copies (attached as Schedule 8C) of which have heretofore been delivered to HLTC INC. and CHICAGO RIVET, present fairly the financial position of H & L TOOL and the results of the operations and changes in financial position as of the date and for the periods indicated, in conformity with generally accepted accounting principles ("GAAP"). Such financial statements for the year ended October 31, 1995 are referred to as the "Interim Statement".

     D.  TITLE TO AND CONDITION OF PURCHASED ASSETS.

           (1) CORPORATE SELLERS have and are transferring to HLTC INC. legal, good and marketable title to all of the Purchased Assets and the TRUSTEES have and are transferring to HLTC INC. legal, good and marketable title to the Warehouse.

           (2) The Purchased Inventories consist of raw materials, work in process and finished goods purchased for or by H & L TOOL or manufactured by H & L TOOL in the ordinary course of its business and consistent with the requirements of its business and the volumes of purchases and production thereof and orders therefor have not been reduced or increased in anticipation of the transactions contemplated by this Agreement. The Purchased Inventories are merchantable and fit for the purpose for which procured or manufactured, and are not damaged or defective.

           (3) The accounts receivable reflected on the Interim Statement are, and all accounts receivable of H & L TOOL arising after the date of the Interim Statement and on or prior to the Closing Date will be, bona fide receivables, accounted for in accordance with GAAP, representing amounts due with respect to actual transactions in the ordinary course of the operation of H & L TOOL's business. To the best knowledge of H & L TOOL, all such receivables are and will be fully collectible by HLTC INC. (without any requirement on the part of HLTC INC. to perform or provide any further work, services or goods in respect thereof) net of the reserve set forth in the Interim Statement, which reserve was calculated consistent with past practices. The accounts payable reflected on the face of the Interim Statement (rather than any notes thereto) arose, and all accounts payable arising after the date of the Interim Statement and on or before the Closing Date will have arisen, from bona fide transactions in the ordinary course of business and have been paid or are not yet due and payable as of the Closing Date.

              (5) Except as indicated on Schedule 8D, all of the Purchased Assets (or, in the case of intangibles, the indices or evidence thereof) are located on the premises of the Facility or the Warehouse.

          E.  CONTRACTS.  Except for the Contracts specifically listed on
Schedule 1A(5), CORPORATE SELLERS are not parties to, and neither
CORPORATE SELLERS nor the Purchased Assets are otherwise bound by or subject to, any written or oral contract, agreement, instrument or other understanding or arrangement of any kind or nature whatsoever, including, without limitation, any mortgage, indenture, note, guarantee, letter of credit, purchase or sale agreement or order, purchase commitment, license agreement, independent sales representative or distributorship agreement, lease or sublease agreement, employment or consulting agreement, collective bargaining agreement, severance agreement, employee benefit, welfare or stock plan or arrangement, joint venture or partnership agreement, license or sublicense agreement, or non-competition or non-solicitation agreement. CORPORATE SELLERS have delivered or made available to HLTC INC. correct and complete copies of each Contract listed on Schedule 1A(5) as amended to date.

     To the best knowledge of CORPORATE SELLERS, each Contract is in full force and effect and is valid, binding and enforceable against the other party thereto in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally, and except that the term "enforceable" shall not be deemed to include the availability of the remedy of specific performance or any other equitable remedy available in the discretion of a court in respect of any provision thereof. Except as expressly set forth on Schedule 1A(5), to the best knowledge of CORPORATE SELLERS, (i) neither CORPORATE SELLERS nor the other party or parties thereto is in breach (or alleged to be in breach) of any term of any Contract or has repudiated any term of any Contract, (ii) no event, occurrence or condition exists which, with the lapse of time or the giving of notice, would become a default under any Contract by CORPORATE SELLERS or any other party thereto, (iii) CORPORATE SELLERS have not released any of their respective rights under any Contract and (iv) no advance payments have been made under any Contract. Except for the Warehouse Lease and this Agreement, there are no contracts or other agreements relating to the Warehouse.

     F. UNDISCLOSED LIABILITIES. To the best of their knowledge, the TRUSTEES have no liabilities or obligations relating in any way to the Warehouse and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand relating in any manner to the Warehouse. Except for liabilities and obligations (i) reflected on the Interim Statement, and/or (ii) arising after the date of the Interim Statement in the ordinary course of business (none of which results from, arises out of, relates to or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law), to the best knowledge of CORPORATE SELLERS they have no liabilities or obligations (in each case whether absolute or contingent, liquidated or unliquidated, or due or to become due) and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand.

     G. LITIGATION. Except as set forth on Schedule 8G attached hereto, neither CORPORATE SELLERS nor the TRUSTEES are engaged in nor is there pending or threatened, any claim, suit arbitration, administrative or other proceeding which relates to the business of CORPORATE SELLERS acquired by this Agreement, the Purchased Assets, the Warehouse or the transactions contemplated by this Agreement, other than oral claims with respect to which unfavorable results would not have a material adverse effect on the business of CORPORATE SELLERS. CORPORATE SELLERS are not engaged in and there is not pending or threatened any governmental investigation which relates to the business of CORPORATE SELLERS acquired by this Agreement, the Purchased Assets, the Warehouse or the transactions contemplated by this Agreement. None of the actions, suits, proceedings, hearings and investigations set forth on Schedule 8G could result in any material adverse change in the business, financial condition, operations, results of operations or future prospects of the business of CORPORATE SELLERS or otherwise have a material adverse effect on any of the Purchased Assets or the Warehouse or any of CORPORATE SELLERS rights or benefits under any Contract. CORPORATE SELLERS and the Warehouse are not subject to any orders, injunctions, decrees, writs or unsatisfied judgments.

     H. PATENTS AND TRADEMARKS. H & L TOOL holds sole legal title to the inventions, patents, patent applications, patent disclosures, trademarks, trademark applications, and registrations, copyright applications and, registrations, and licenses listed in Schedule 8H attached hereto, free and clear of adverse claims, liens and encumbrances except any lien of taxes not yet payable, and H & L TOOL has not received notice of any claim by a third party adverse or contrary to H & L TOOL's legal title thereto or any claim by a third party that any of such patents or trademarks or any of H & L TOOL's operations infringe on the rights of such third party. To the best knowledge of CORPORATE SELLERS, the Purchased Assets do not infringe on the rights of any third party. The patents, trademark registrations and copyright registrations listed on Schedule 8H are valid and in full force and effect.

H & L TOOL owns or has the right to use, and is transferring to HLTC
INC. herein, all intellectual property currently used by H & L TOOL to conduct the business sold hereby. Except as disclosed in Schedule 8H, no royalties on any of H & L TOOL's intellectual property are due to any third party and all of such intellectual property is freely transferrable and its validity or use will not be affected by the transaction contemplated herein. To the knowledge of H & L TOOL, no third party is infringing or using without authorization any of the intellectual property rights of H & L TOOL.

     I. ABSENCE OF CERTAIN CHANGES. Except as disclosed on Schedule 8I attached hereto, to the best knowledge of H & L TOOL there has been no material adverse change in the business, operations or condition, financial or otherwise, of H & L TOOL since October 31, 1995. Without limiting the generality of the foregoing, since such date, except as expressly set forth on
Schedule 8I: (i) H & L TOOL has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, or agreed to do so, other than for a fair consideration in the ordinary course of business; (ii) H & L TOOL has not entered into any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) outside the ordinary course of business; (iii) no party (including H & L TOOL) has accelerated, terminated, modified or cancelled any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) involving more than $10,000.00 to which H & L TOOL is a party or by which its business or the Purchased Assets are bound; (iv)
H & L TOOL has not sold or otherwise disposed of (or contracted or agreed to sell or otherwise dispose of) any material capital assets of its business (except for sales of inventory in the ordinary course of business) nor has H & L TOOL imposed or allowed the imposition of any lien upon any of its assets, tangible or intangible (including, without limitation, the Purchased Assets);
(v) H & L TOOL has not made or agreed to make any capital expenditure (or series of related capital expenditures) either involving more than $10,000.00 or outside the ordinary course of business; (vi) H & L TOOL has not delayed or postponed the payment of accounts payable or other liabilities or obligations;
(vii) H & L TOOL has not cancelled, compromised, waived or released any right or claim (or series of related rights and claims) or agreed to do so either involving more than $10,000.00 or outside the ordinary course of business;
(viii) H & L TOOL has not declared, set aside or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its capital stock; (ix) H & L TOOL has not experienced any material or substantial damage, destruction or loss (whether or not covered by insurance) to its property and has maintained the Purchased Assets in good operating condition and repair; (x) to the best of H & L TOOL's knowledge, there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the ordinary course of business, involving H & L TOOL, its business or the Purchased Assets; (xi) H & L TOOL has not made, permitted to be made or suffered any material change in the conduct of its business; (xii) H & L TOOL has not increased the rate or form of compensation payable to any officer, employee, or agent of H & L TOOL or its business or agreed to do so; (xv) to the best of H & L TOOL's knowledge, it has not committed or omitted to take any action which caused (or upon subsequent notice will cause) a termination of or material breach or default of any material contract, commitment or obligation to which H & L TOOL is a party or by which its assets are bound relating to its business, including but not limited to the Contracts; and (xvi) H & L TOOL has not disclosed any Confidential Information to any person or entity other than HLTC INC., CHICAGO RIVET, H & L TOOL's attorneys, accountants or lenders.

     J. BUSINESS RELATIONS. No supplier or customer of H & L TOOL has terminated or modified adversely to H & L TOOL or threatened to terminate or so modify its relationship with H & L TOOL, either as a result of the transactions contemplated hereby since October 31, 1995, or otherwise.

     K. ERISA, ETC. No Reportable Event (as described in Section 4043(b) of the Employee Retirement Income Security Act of 1974 ("ERISA")) has occurred with respect to any Plan (as defined below), and no event has occurred which would impose any liability on HLTC INC., CHICAGO RIVET or the CORPORATE SELLERS under ERISA. Each Plan is in compliance, and has been administered materially in accordance with, the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and ERISA. The term "Plan" means any plan described in Section (3) of ERISA established or maintained by either of the CORPORATE SELLERS. Each Plan is fully funded as of the Closing Date, and no contributions will be required with respect to benefits accrued through the Closing Date. The CORPORATE SELLERS have no withdrawal liability under any multi-employer Plan and will not incur any such liability as a result of the transactions contemplated by this Agreement.

     L. COMPLIANCE WITH APPLICABLE LAW. To the best of its knowledge, CORPORATE SELLERS are in compliance with all federal, state, local and foreign laws, regulations, governmental orders or judgments applicable to their respective businesses and has all domestic and foreign licenses, permits and other governmental authorization necessary for the conduct of their businesses except where the failure to have or comply with such would not have a material adverse effect on any of the properties or business of either CORPORATE SELLERS (such laws, regulations, orders and judgments, together with any additional requirements imposed by any such license, permit or authorization, being herein called the "Governmental Requirements"). To the best of their knowledge, the TRUSTEES, with respect to their ownership of the Warehouse, are in compliance with all Governmental Requirements except where the failure to comply with such would not have a material adverse effect on the Warehouse. Without limiting the generality of the foregoing, and subject to the respective materiality standards in this Section 8L, to the best of their knowledge, CORPORATE SELLERS have conducted their businesses and maintained their property and the TRUSTEES, to the best of their knowledge, have maintained the Warehouse in compliance with all Governmental Requirements regulating:

                (1) working conditions and workers' safety,

                (2) the safety of structures, business products or business conduct or health risks resulting therefrom,

                (3) discrimination against the rights of protected categories of persons, and

                (4) the wages paid to employees or the prices of goods sold.

            M. LABOR RELATIONS. There are no labor disputes, including without limitation claims for workers' compensation, wrongful termination or violation of employment agreements, or other labor grievances made by any former or present employee or employee representative, pending or threatened against H &
L TOOL. To the best of its knowledge, H & L TOOL has not committed any unfair labor practice and no unfair labor practice complaint against H & L TOOL is pending before the National Labor Relations Board or any state or local agency. H & L TOOL is not aware of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of its business. There are no collective bargaining agreements relating to any employees of its business.

            N. INSURANCE. CORPORATE SELLERS keep all of their businesses and properties which are of an insurable nature insured with responsible insurers against loss or damage to the extent that businesses and properties of similar character are usually so insured by parties similarly situated and conducting similar business and owning like properties. The TRUSTEES keep the Warehouse insured with responsible insurers against loss or damage to the extent that similar real property is usually so insured by parties similarly situated owning similar properties.

     Schedule 8N contains a description of each insurance policy maintained by CORPORATE SELLERS with respect to their properties, assets or business, and each insurance policy maintained by the TRUSTEES with respect to the Warehouse, and, to the best knowledge of CORPORATE SELLERS and the TRUSTEES, each such policy (true and correct copies of which have been provided to HLTC INC.) is valid and enforceable and in full force and effect. Neither CORPORATE SELLERS nor the TRUSTEES are in default of any obligation pursuant to any such insurance policy.

     O. TAX MATTERS. CORPORATE SELLERS have filed all federal, state and local reports and returns related to taxes required to be filed and have duly paid all Taxes required to be paid in respect of periods for which such returns were due and have established an adequate accrual or reserve for the payment of Taxes required to be paid in respect of the period subsequent to the last of said periods required to be so accrued or reserved up to and including the Closing Date. To the best knowledge of CORPORATE SELLERS, all such returns are true and correct. As of the date of the Closing all liabilities for taxes applicable to periods prior to the date of the closing shall have been paid or provided for on the financial statements of CORPORATE SELLERS. There are no liens for Taxes upon any property or assets of CORPORATE SELLERS except for liens for Taxes not yet due and payable. Neither CORPORATE SELLERS nor any person or entity on their behalf, has executed a waiver or extension of the limitation period applicable to the assessment of any Taxes. No action, suit or proceeding for the assessment or collection of any Taxes is pending against CORPORATE SELLERS, no deficiency, assessment or other formal claim for Taxes has been ascertained or made against CORPORATE SELLERS that has not been fully paid or finally settled, and no issues that are currently pending have been raised by any taxing authority in connection with any of the tax returns or reports referred to above, and there is no pending or threatened audit, examination, claim or dispute with respect to any Taxes. Taxes that CORPORATE SELLERS have been required to collect or withhold have been duly withheld or collected and, to the extent required, have been paid to the proper taxing authority. For purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies or other assessments including, without limitation, income, excise, property, withholding, sales and franchise taxes, imposed by the United States, or any state, county, local or foreign government or subdivision or agency thereof, and including any interest, penalties or additions attributable thereto.

     Required returns and reports (including but not limited to Form 5500) for CORPORATE SELLERS for the periods ending on or before the Closing Date will be prepared by CORPORATE SELLERS and timely filed, including extension, and all Taxes payable for or during such period will be paid by CORPORATE SELLERS, except that those returns requiring signature by HLTC INC. or CHICAGO RIVET will be submitted (together with the funds required for any related payment) by CORPORATE SELLERS to such entity for signature, filing and payment.

     Any tax sharing agreement or arrangement to which either CORPORATE SELLERS or any entity affiliated with either of the CORPORATE SELLERS is a party will be terminated as of the Closing Date.

     P. FIRPTA DISCLAIMER. CORPORATE SELLERS are not a foreign persons or foreign corporations and the TRUSTEES are not foreign persons under or for purposes of the Deficit Reduction Act of 1984, 26 U.S.C. Section 1445, et seq., and none of the consideration to be paid by HLTC INC. hereunder need be withheld pursuant to such statute or the regulations promulgated thereunder.

     Q. ENVIRONMENTAL AND SAFETY MATTERS. The operations of CORPORATE SELLERS comply in all material respects with all applicable federal, state or local environmental statutes and regulations, and

           (1) neither the Warehouse nor any of the operations of CORPORATE SELLERS are subject to any judicial or administrative proceedings or notice alleging the violation of any federal, state or local environmental, health or safety statute or regulation,

           (2) neither the Warehouse nor any of the operations of CORPORATE SELLERS are the subject of federal, state or local investigation evaluating whether any remedial action is needed to respond to a release of any hazardous or toxic waste, substance or constituent, or any other substance into the environment;

           (3) CORPORATE SELLERS have not, and (with respect to the Warehouse, the TRUSTEES have not) filed any notice under federal, state or local law indicating past or present treatment, storage or disposal of a hazardous waste or reporting a spill or release of a hazardous or toxic waste, substance or constituent, or any other substance into the environment;

           (4) to the best of their knowledge, neither CORPORATE SELLER has any liabilities, contingent or otherwise, in connection with any release of any hazardous or toxic waste, substance or constituent of any other substance into the environment; and

           (5) to the best knowledge of the TRUSTEES, the TRUSTEES and the Trusts, have no liabilities, contingent or otherwise, relating in any way to the Warehouse, in connection with any release of any hazardous or toxic waste, substance or constituent of any other substance into the environment.

     R. SENSITIVE RECEIPTS OR DISBURSEMENTS. To the best of its knowledge, CORPORATE SELLERS have not had any "sensitive" receipts or disbursements, which are defined to mean the following types of transactions entered into (within or without of the United
States of America) for the purpose of commercial bribery or unlawful political influence or kickbacks:

           (1) receipts from or payments to government officials or employees,

           (2) commercial bribes or kickbacks,

           (3) amounts disbursed or received with an understanding that rebates or refunds will be made in contravention of the laws of any jurisdiction,

           (4) political contributions, or

           (5) payments or commitments (regardless of form) made with the understanding or under circumstances that would indicate that all or part thereof is to be paid ultimately to or for the benefit of government officials or employees or as a commercial bribe, influence payment or kickback.

       S. UNTRUE STATEMENTS. To the best knowledge of CORPORATE SELLERS, no representation or warranty by either CORPORATE SELLERS in this Agreement nor any information, statement or certificate furnished or to be furnished to HLTC INC. or CHICAGO RIVET pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

       T. TRANSACTIONS WITH AFFILIATES. Except with respect to the Warehouse, neither CORPORATE SELLER has been involved in any business arrangement or relationship, directly or indirectly, with the SHAREHOLDERS within the past 12 months, and the SHAREHOLDERS do not, directly or indirectly, own any assets, tangible or intangible (including the Purchased Assets), or provide any service which is used in the business of either of the CORPORATE SELLERS except as employees, officers and directors of CORPORATE SELLERS.

     U. NO CONDEMNATION OR CHANGE IN ZONING OR TAXATION. H & L TOOL and the TRUSTEES have not received any notice from any federal, state, county, municipal or governmental authority (i) concerning the possible or anticipated condemnation or change in the zoning classification of any part of the Facility or the Warehouse or concerning any special assessment or taxes levied or to be levied against the Facility and the Warehouse or (ii) proposing or announcing a material change in the tax assessment of the Facility or the Warehouse or any part thereof from the assessment last made;

     V. SEPARATE TAX PARCELS. The Facility and the Warehouse are taxed as separate real estate tax parcels and, to the best knowledge of H & L TOOL and the TRUSTEES, there are not presently pending any special assessments with respect to any portion of the Facility and the Warehouse, and neither H & L TOOL nor the TRUSTEES have received notice of or become aware of any such special assessment being contemplated;

     W. CONDITION OF PREMISES. To the best of H & L TOOL's and the Trustees' knowledge, there are no material defects in the Facility and the Warehouse nor are there any major repairs needed thereto, however, neither H & L TOOL nor the TRUSTEES make any warranties as to the condition of the Facility or the Warehouse, which are being sold in "AS IS" condition, provided, however, CORPORATE SELLERS and TRUSTEES shall deliver the premises in substantially the same condition at closing as on the date of execution of this Agreement, except for ordinary wear and tear, and HLTC within two (2) days of Closing may inspect the Warehouse and Facility and give notice of any such material change in the condition of such premises which shall be corrected by CORPORATE SELLERS or TRUSTEES, respectively.

     X. NO UNDISCLOSED AGREEMENTS. To the best knowledge of H & L TOOL and the TRUSTEES, there are no obligations burdening the Facility and the Warehouse created by annexation agreements, utility agreements, so-called recapture agreements, unexecuted paving agreements, undertakings or bonds with any governmental agency which will bind HLTC INC., CHICAGO RIVET or the Facility and the Warehouse.

     Y. HART-SCOTT-RODINO. The total assets of H & L TOOL's parent(s) and any other entity or entities fifty percent (50%) or more owned or controlled by H & L TOOL's parent(s) total less than $100,000,000.00 on a combined basis computed in accordance with 16 CFR Section 801.11, for purposes of compliance with the notification and reporting requirements in the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended. H & L TOOL's only parents are the SHAREHOLDERS, who own one hundred percent (100%) of its outstanding common stock; H & L TOOL has issued no other stock or other securities, and neither H & L TOOL nor the SHAREHOLDERS are subject to any right of any third party to acquire any stock or other securities of H & L TOOL.

     9. REPRESENTATIONS AND WARRANTIES OF HLTC INC. AND CHICAGO RIVET. HLTC INC. and CHICAGO RIVET represent and warrant:

     A. ORGANIZATION, AUTHORITY, BINDING OBLIGATION AND NO VIOLATION. HLTC INC. and CHICAGO RIVET are corporations duly organized and validly existing and in good standing under the laws of the State of Illinois. HLTC INC. and CHICAGO RIVET have all necessary corporate power and authority to enter into this Agreement and the other agreements and instruments contemplated hereby to which it will be a party and to perform the obligations to be performed by it hereunder and thereunder, and the execution and delivery of this Agreement and such other agreements and instruments and the purchase and other obligations contemplated hereby have been or will prior to the Closing Date be, duly authorized by all requisite corporate action of HLTC INC. and CHICAGO RIVET. This Agreement is valid and binding upon, and enforceable against, HLTC INC. and CHICAGO RIVET in accordance with its terms. Neither the execution and delivery of this Agreement by HLTC INC. or CHICAGO RIVET nor the consummation of the transactions contemplated herein will violate or create any rights under any provision of the certificates of incorporation or by-laws of HLTC INC. or CHICAGO RIVET, respectively.

     B. FINANCING. CHICAGO RIVET has funds consisting of working capital and a borrowing sufficient in the aggregate to adequately fund HLTC INC. to enable HLTC INC. to pay the Purchase
Price and any related fees and expenses.

     10. CONDITIONS TO OBLIGATIONS OF HLTC INC. The obligations of HLTC INC. and CHICAGO RIVET under this Agreement are, at their option, subject to the fulfillment, on or before the Closing Date, of each of the following conditions precedent:

     A. CORPORATE SELLERS' PERFORMANCE. CORPORATE SELLERS and the TRUSTEES shall have performed and complied with all terms, covenants and conditions required by this Agreement to be performed or complied with by it or them on or before the Closing Date, including but not limited to the deliveries provided for in Section 6A.

     B. CORPORATE SELLERS' REPRESENTATIONS. The representations and warranties of CORPORATE SELLERS and the TRUSTEES contained in this Agreement shall be true and correct as of the Closing Date with the same force and effect as though such representations and warranties had been made as of the Closing Date.

     C. OPINION OF CORPORATE SELLERS' COUNSEL. HLTC INC. shall have received from JACK NEWCOMBE, attorney for CORPORATE SELLERS, an opinion dated the Closing Date in a form reasonably satisfactory to HLTC INC. to the effect that:

           (1) each Corporate Seller is a corporation validly existing and in good standing under the laws of the State of Michigan, and all corporate proceedings required on the part of CORPORATE SELLERS to authorize the execution, delivery and
                                     51
      performance of this Agreement and the consummation of the transactions contemplated thereby have been duly completed;

                    (2) this Agreement has been duly executed and delivered by CORPORATE SELLERS, the SHAREHOLDERS and the TRUSTEES and is valid and binding upon, and enforceable against, each Corporate Seller, the SHAREHOLDERS and the TRUSTEES in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization and other similar laws affecting creditors' rights generally, and except that the term "enforceable" shall not be deemed to include the availability of the remedy of specific performance or any other equitable remedy available in the discretion of a court in respect of any provision of this Agreement;

                    (3) all documents and instruments of transfer delivered to HLTC INC. at the Closing are in form and substance legally sufficient to convey to HLTC INC. the interest of H & L TOOL in the Purchased Assets and the interest of the TRUSTEES in the Warehouse being conveyed at the Closing; and

                    (4) the execution and consummation of this Agreement does not violate the terms of any Contracts to which either Corporate Seller is a party.

     In rendering such opinion, such counsel may rely upon certificates of one or more officers or employees of CORPORATE SELLERS, or public officials as to factual matters. Such opinion may provide that it is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord of the American Bar

Association ("ABA") Section of Business Law (1991), in which event the opinion will be subject to the qualifications, exceptions, definitions, limitations on coverage and other limitations described in the Accord.

         D. PROHIBITION OF THE TRANSACTION. There shall not be (i) pending or threatened in writing any claim, suit, action or other proceeding by a governmental agency before any court or governmental agency, seeking to prohibit or restrain the transactions contemplated by this Agreement or to obtain material damages in connection therewith, or the result of which could adversely affect HLTC INC.'s right to acquire or hold the Purchased Assets or conduct CORPORATE SELLERS' businesses, or (ii) any order by a court or governmental agency having any such effect.

         E. EMPLOYMENT CONTRACTS WITH KEY EMPLOYEES. HLTC INC. shall have executed an Employment Agreement in substantially the form attached as Schedule 10E with each of the individuals listed on Schedule 10E, to assist HLTC INC. in an orderly transition to, and the operation of the business.

         F. MATERIAL ADVERSE CHANGE OR DAMAGE. There shall not have been any material adverse change in the business, operations or condition, financial or otherwise, of CORPORATE SELLERS since the date hereof, or any material damage or loss to any of the Purchased Assets or the Warehouse.

         G. RETENTION OF CONTRACTS WITH KEY CUSTOMERS. HLTC INC. shall have reasonably satisfied itself, that it will retain for a period of eighteen (18) months customer contracts with each of the customers listed on Schedule 10G.

         H. LICENSES, CONSENTS AND APPROVALS. All filings, notices, licenses, consents, authorizations, accreditations, waivers, approvals and the like of, to or with any governmental entity or any other person or entity that are required for the consummation of the transactions contemplated by this Agreement or the ownership of the Purchased Assets or the conduct of H & L TOOL's business by HLTC INC. thereafter will have been duly made or obtained.

         I. CONSULTING CONTRACTS WITH H & L TOOL'S PRINCIPAL SHAREHOLDERS. HLTC INC. shall have executed consulting agreements in substantially the form attached as Schedule 10I with H & L TOOL President HENRY L. BRASZA.

         J. AUDITED FINANCIAL STATEMENTS OF H & L TOOL FOR THE YEARS 1996, 1995 AND 1994. HLTC INC. at its expense has engaged the independent certified public accounting firm of BDO Seidman to prepare audited financial statements of H & L TOOL for the 11 month period ending September 30, 1996 and fiscal years ending October 31, 1995 and 1994 to enable HLTC INC. to comply with and satisfy the regulations of the Securities and Exchange Commission concerning the filing of audited financial statements required as a result of the transaction contemplated by this Agreement. HLTC INC. shall receive on or before the Closing Date such audited financial statements for the 11 month period ended September 30, 1996, and the fiscal years ended October 31, 1995 and 1994, of H & L TOOL accompanied by an unqualified certification thereto by BDO Seidman.

         K. ASSIGNMENT OF CONTRACTS. The rights under the Contracts will be transferred at the Closing to the reasonable satisfaction of HLTC INC.

     The provisions of subsections A, B, D, F, H and K shall be self-executing; CORPORATE SELLERS and the TRUSTEES, by having closed the sale of the Purchased Assets hereunder, shall be deemed conclusively to have certified at Closing that the conditions precedent specified in each such subsection have been satisfied as of the Closing Date.

     11. CONDITIONS TO OBLIGATIONS OF CORPORATE SELLERS. The obligations of CORPORATE SELLERS under this Agreement are, at their option, subject to the fulfillment, on or before the Closing Date, of each of the following conditions precedent:

     A. HLTC INC.'S PERFORMANCE. HLTC INC. shall have performed and complied with all terms, covenants and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date, including, but not limited to the deliveries of documents and instruments provided for in
Section 6B.

     B. HLTC INC.'S REPRESENTATIONS. The representations and warranties of HLTC INC. and CHICAGO RIVET contained in this Agreement shall be true and correct as of the Closing Date with the same force and effect as though such representations and warranties had been made as of the Closing Date.

     C. OPINION OF HLTC INC.'S COUNSEL. CORPORATE SELLERS and TRUSTEES shall have received from SONNENSCHEIN, NATH & ROSENTHAL, counsel to HLTC INC., an opinion dated the Closing Date in a form reasonably satisfactory to CORPORATE SELLERS and TRUSTEES to the effect that:

           (1) HLTC INC. and CHICAGO RIVET are corporations validly existing and in good standing under the laws of the State of Illinois. All corporate proceedings required on the part of HLTC INC. and CHICAGO RIVET to authorize the execution, delivery and performance of this Agreement and all agreements and instruments contemplated hereby, the purchase of the Purchased Assets by HLTC INC. hereunder and the assumption and performance of HLTC INC.'s and CHICAGO RIVET's other obligations hereunder have been duly completed; and

           (2) this Agreement has been duly executed and delivered by HLTC INC. and CHICAGO RIVET and is valid and binding upon, and enforceable against, HLTC INC. and CHICAGO RIVET in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally, and except that the term "enforceable" shall not be deemed to include the availability of the remedy of specific performance or any other equitable remedy available in the discretion of a court in respect of any provision of this Agreement. Such opinion may provide that it is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord of the ABA Section of Business Law (1991), in which event the opinion will be subject to the qualifications, exceptions, definitions, limitations on coverage and other limitations described in the Accord. Such opinion with respect to HLTC INC. in the first sentence of subsection (1) shall rely solely upon the filing of HLTC INC.'s Articles of Incorporation and a certificate of good standing issued by the Illinois Secretary of State and with respect to subsection (2) may be given based on an assumption that the law of Michigan does not differ from the law of Illinois.

           D. PROHIBITION OF THE TRANSACTION. There shall not be (i) pending or threatened in writing any claim, suit, action or other proceeding by a governmental agency before any court or governmental agency, seeking to prohibit or restrain the transaction contemplated by this Agreement or to obtain material damages in connection therewith, or (ii) any order by a court or governmental agency having such effect.

        The provisions of Subsections A, B and D hereof shall be self-executing, HLTC INC. by having closed the sale of Purchased Assets hereunder, shall be deemed conclusively to have certified at Closing that the conditions precedent specified in each such subsection have been satisfied as of the Closing Date.

        12.  OBLIGATIONS AFTER CLOSING.

             A.  ACCESS TO BOOKS AND RECORDS, ETC..  From and after the
Closing Date, all books, records and documents relating to the business of CORPORATE SELLERS acquired pursuant to this Agreement by HLTC INC. shall be available during regular business hours to the officers, attorneys, accountants and other authorized representatives of CORPORATE SELLERS as may be necessary in connection with the business and affairs of CORPORATE SELLERS prior to the Closing Date, provided that (i) such access shall not unreasonably interfere with the business operations of HLTC INC., (ii) such access shall be only with prior notice to HLTC INC., and (iii) in the reasonable opinion of HLTC INC., the providing of such information will not cause HLTC INC. to be in violation of any law or waive the attorney-client privilege. HLTC INC. acknowledges that providing to CORPORATE SELLERS of any books, records or documents acquired by this transaction will not require waivers of the attorney-client privilege. CORPORATE SELLERS shall be permitted to make copies of any such books, records and documents which CORPORATE SELLERS, in their reasonable opinion, require to perform their obligations under this Agreement or to defend any action arising out of CORPORATE SELLERS' operation of the Purchased Assets or products sold by them prior to the Closing Date. HLTC INC. shall, for a period of at least seven (7) years from and after the Closing Date, maintain and preserve all such books, records and documents. At the end of seven (7) years after the Closing Date, HLTC INC. in its discretion may dispose without prior notice of any of such records.


        B. COVENANT NOT TO COMPETE. For a period of three (3) years following the Closing Date, CORPORATE SELLERS and the SHAREHOLDERS will not directly or indirectly engage in any business in competition in the United States, Canada or Mexico with the business conducted by CORPORATE SELLERS with the Purchased Assets immediately prior to the Closing. It is understood and agreed that CORPORATE SELLERS and the SHAREHOLDERS shall not be deemed to be in default with respect to the foregoing covenant solely as a result of any investment or investments they may make aggregating not more than five (5%) percent of the common stock or other units of any security of any entity that is subject to the periodic reporting obligations of the Securities Exchange Act of 1934. The Covenant Not To Compete and Covenant Not To Solicit attached as Schedule 12B shall be executed and delivered at the Closing Date.


        C. NO USE OF CORPORATE NAME, ETC.. After the Closing, neither CORPORATE SELLERS nor the SHAREHOLDERS shall engage in any business using the name H & L TOOL COMPANY, INC., H & L TOOL COMPANY, H & L TOOL, H & L, B & B INDUSTRIES, INC., B & B INDUSTRIES, B & B INDUSTRIES or any similar name; and as soon as practical after the Closing and in any event within five (5) days after the Closing, each Corporate Seller shall amend its Articles of Incorporation to change its corporate name as listed on Schedule 12C and thereafter CORPORATE SELLERS and the SHAREHOLDERS will cooperate with HLTC INC. in making CORPORATE SELLERS' present corporate names (or assumed names, if any, in the case of states other than Michigan) available to HLTC INC. in Michigan and in each state in which either Corporate Seller is licensed or qualified to do business as a foreign corporation.

        D. TERMINATION OF EMPLOYEES; COBRA. As of 11:59 p.m. on the Closing Date, H & L TOOL will terminate the employment of all of its employees except the SHAREHOLDERS (such terminated employees are the "Terminated H & L TOOL Employees"), and HLTC INC. will offer employment to all Terminated H & L TOOL Employees on the terms on which they were employed by H & L TOOL immediately before the Closing Date effective the day after the Closing Date. All current employees of H & L TOOL are identified on Schedule 12D, together with their social security number, position and current rates of compensation. If requested by HLTC INC., H & L TOOL will cooperate with HLTC INC. in hiring Terminated H & L TOOL Employees and will not in any way attempt to dissuade any person from accepting employment with HLTC INC. or otherwise interfere with HLTC INC.'s employing such person. H & L TOOL shall be responsible for and discharge all liabilities to, claims of, and employment obligations with respect to H & L TOOL employees arising out of their employment with or termination of employment from H & L TOOL, including, but not limited to, any applicable rights granted under ERISA Sections 601 through 609 and Internal Revenue Code Section 4980B, commonly known as "COBRA". Any Terminated H & L TOOL Employees hired by HLTC INC. shall be employees at will and shall not be credited for any purpose at HLTC INC. with any service with H & L TOOL, except that any Terminated H & L TOOL Employee hired by HLTC INC. within two (2) days after the Closing Date shall be credited under the Chicago Rivet & Machine Co. Profit Sharing Plan, solely for purposes of initial eligibility to participate and vesting, with continuous service with H & L TOOL immediately prior to the Closing Date.

             E. ASSISTANCE ON ONGOING OPERATIONS. From and after the Closing Date, H & L TOOL and the SHAREHOLDERS shall use their best efforts to forward to HLTC INC. all mail and refer all calls and inquiries they may receive regarding H & L TOOL or its products.

        13. ACQUAINTANCE WITH CUSTOMERS, SUPPLIERS, ETC.. For a period of thirty-six (36) months after the Closing, H & L TOOL and the SHAREHOLDERS, upon request and at reasonable times, will use their best efforts to introduce HLTC INC. and its officers to, and to acquaint HLTC INC. and its officers with, its historical customers, suppliers, creditors, dealers, and distributors, if any, and others having business relationships with H & L TOOL, and otherwise to assist HLTC INC. in preserving the good will of H & L TOOL contained in the Purchased Assets.

        14. NOTICES. Unless otherwise specified herein, all notices, requests and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or when sent by fax (receipt confirmed) or two (2) days after mailing by certified mail, postage prepaid, return receipt requested, at the respective addresses of the parties set forth below (or to such other address as a party may hereafter designate by notice given in accordance with this Section 14):

        A.   If to CORPORATE SELLERS or TRUSTEES:

                Henry L. Brasza
                32900 Jefferson
                St. Clair Shores, Michigan 48082

                Henry L. Brasza, Trustee and/or
                Marie E. Brasza, Trustee
                32900 Jefferson
                St. Clair Shores, Michigan 48082

           With a copy to:

                Jack Newcombe, of Counsel
                DeBona, Siebert, Lang & Witkowski, P.C.
                31395 W. Seven Mile Road, Suite G
                Livonia, Michigan 48152
                Fax Number: (810) 442-0345

      B.  If to CHICAGO RIVET:

                Chicago Rivet & Machine Co.
                901 Frontenac Road
                Naperville, Illinois 60566-7061
                Attention: John C. Osterman, President
                Fax Number: (630) 983-9314

           With a copy to:

                Walter W. Morrissey
                Morrissey & Robinson
                1301 W. 22nd Street, Suite 401
                Oak Brook, Illinois 60521
                Fax Number: (630) 573-8540

          With a copy to:

                Dennis N. Newman
                Sonnenschein Nath & Rosenthal
                8000 Sears Tower
                Chicago, Illinois 60606-6404
                Fax Number: (312) 876-7934

      C. If to HLTC INC.:

                HLTC INC.
                c/o Chicago Rivet & Machine Co.
                901 Frontenac Road
                Naperville, Illinois  60566-7061
                Attention:  John C. Osterman, President
                Fax Number:  (630) 983-9314

           With a copy to:

                Walter W. Morrissey
                Morrissey & Robinson
                1301 W. 22nd Street, Suite 401
                Oak Brook, Illinois 60521
                Fax Number: (630) 573-8540

           With a copy to:

                Dennis N. Newman
                Sonnenschein Nath & Rosenthal
                8000 Sears Tower
                Chicago, Illinois 60606-6404
                Fax Number: (312) 876-7934

     15. ANNOUNCEMENTS. All notices, releases, statements and communications to third parties (excluding employees of the parties hereto and federal, state and local authorities) and the press relating to this Agreement shall be made only at such time and in such manner as may be mutually agreed upon by CORPORATE SELLERS, HLTC INC. and CHICAGO RIVET, other than as required to comply with applicable law and as otherwise set forth in this Section 15. Each of the CORPORATE SELLERS, HLTC INC. and CHICAGO RIVET each agree that it will not issue or cause the issuance of, and it will use its best efforts to prevent its employees or agents from issuing or causing the issuance of, any press release or other information in the nature of a press release relating to this Agreement or the transaction contemplated hereby, except (a) as may reasonably be deemed, upon the advice of such party's counsel, to be required by law, or
(b) upon prior consultation as to the exact text of such press release with the other party hereto and its counsel in this matter. If no agreement can be reached after such consultation, HLTC INC. or CORPORATE SELLERS may issue its respective press releases. CORPORATE SELLERS understand that CHICAGO RIVET will file reports on Form 8-K with the Securities and Exchange Commission with respect to the transactions contemplated by this

Agreement and CORPORATE SELLERS will cooperate with CHICAGO RIVET in preparation of such filing.

     16.  COOPERATION.

     A. ASSISTANCE BY HLTC INC.. In the event either Corporate Seller is required to defend against, or desires to prosecute, any action, suit or other proceeding of any kind arising out of a claim pertaining to the Purchased Assets or the business or operations of either Corporate Seller prior to or on the Closing Date, HLTC INC. shall provide such assistance and cooperation, including, without limitation, access to its employees and records, the participation of its employees in any such action, suit or other proceeding of any kind, and such other evidence as may reasonably be requested by the affected Corporate Seller in connection with such proceeding. The affected Corporate Seller shall reimburse HLTC INC. for its reasonable out-of-pocket expenses incurred in providing such assistance and cooperation unless (i) it relates to Assumed Liabilities or (ii) either Corporate Seller is entitled to indemnity pursuant to Section 17A.

     B. ASSISTANCE BY CORPORATE SELLERS. In the event HLTC INC. or CHICAGO RIVET is required to defend against, or desires to prosecute, any action, suit or other proceeding of any kind arising out of a claim pertaining to a liability assumed or asset acquired by HLTC INC. pursuant to this Agreement relating to the Purchased Assets or the business or operations of CORPORATE SELLERS, CORPORATE SELLERS shall provide such assistance and cooperation, including, without limitation, witnesses and documentary or other evidence, as may be reasonably requested by HLTC INC. or CHICAGO RIVET in connection with its defense. HLTC INC. shall reimburse CORPORATE SELLERS for their reasonable out-of-pocket expenses incurred in providing such assistance unless (i) it relates to a claim or liability other than Assumed Liabilities or (ii) HLTC INC. or CHICAGO RIVET is entitled to indemnity therefor pursuant to Section 17B.

   17.  INDEMNIFICATIONS.

        A. INDEMNITY BY HLTC INC.. HLTC INC. agrees to indemnify CORPORATE SELLERS and their directors, officers, employees, agents, shareholders, successors and assigns against, and to hold them harmless from, any and all liabilities, obligations, expenses, costs or damages (including, without limitation, fines, penalties, court costs and reasonable attorneys' fees) that may at any time be imposed upon or incurred by any of them with respect to (i) the Assumed Liabilities and obligations to be assumed by HLTC INC. under this Agreement, (ii) subject to Section 19 hereof, any untrue representation or breach of warranty set forth in Section 9 hereof, (iii) any failure to duly perform or comply with any covenant or agreement made herein (or in any document contemplated hereby) by HLTC INC., and (iv) brokerage commissions or finder's fees in connection with the sale and purchase contemplated hereby to the extent such liability shall be based upon arrangements or agreements made or claimed by third parties to have been made by or on behalf of HLTC INC. HLTC INC. shall have the right to defend against any such liabilities with counsel of its choice (reasonably satisfactory to Corporate Sellers) at no cost to the indemnified parties.

        B. INDEMNITY BY CORPORATE SELLERS. CORPORATE SELLERS and the SHAREHOLDERS, jointly and severally, agree to indemnify HLTC INC. and CHICAGO RIVET and their respective directors, officers, employees, agents and shareholders against, and to hold them harmless from, any and all liabilities, obligations, expenses, costs or damages (including, without limitation, fines, penalties, court costs and reasonable attorneys' fees) that may at any time be imposed upon or incurred by any of them with respect to (i) any and all liabilities and obligations of CORPORATE SELLERS which are not expressly assumed by HLTC INC. under this Agreement, (ii) subject to Section 19 hereof, any untrue representation or breach of warranty set forth in Section 8 hereof,
(iii) any failure to duly perform or comply with any covenant or agreement made herein (or in any document contemplated hereby) by CORPORATE SELLERS, (iv) brokerage commissions or finder's fees in connection with the sale and purchase contemplated hereby to the extent such liability shall be based upon arrangements or agreements made or claimed by third parties to have been made by or on behalf of CORPORATE SELLERS. CORPORATE SELLERS shall have the right to defend against any such liabilities with counsel of their choice (reasonably satisfactory to HLTC INC.) at no cost to the indemnified parties.

        C. NOTICE AND ASSISTANCE. The obligations of each party under Sections 17A and B above shall be subject to the indemnified party giving prompt written notice to the indemnifying party of any claim threatened or made, or action or proceedings commenced, against the indemnified party, which may result in the indemnified party seeking indemnification under Section 17A or B, as the case may be. The indemnified party shall assist the indemnifying party in any defense undertaken by the indemnifying party pursuant to Section 17A and B above, by providing witnesses, documentary or other evidence and other assistance as may be reasonably requested by the indemnifying party in connection with its defense, provided that the reasonable out-of-pocket costs of such assistance shall be borne by the indemnifying party. The indemnified party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense. Notwithstanding the foregoing, the indemnifying party will pay the reasonable fees and expenses of legal counsel retained by the indemnified party (but in no case more than one law firm with respect to any one claim or group of related claims) if (i) the indemnified party reasonably believes that there exists or could arise a conflict of interest which, under applicable principles of legal ethics, could prohibit a single legal counsel from representing both the indemnified party and the indemnifying party, or
(ii) the indemnifying party has failed or is failing to prosecute or defend vigorously such claim. No claim indemnified hereunder shall be settled without the consent of the indemnified party if the terms of such settlement include non-monetary remedies which cannot be performed solely by the indemnifying party, which consent shall not be unreasonably withheld.

        18.  TITLE AND CONVEYANCE OF REALTY.

             A. CONVEYANCE OF REALTY. The Purchased Assets include the Facility. In addition, the Warehouse which is owned by the TRUSTEES and leased to H & L TOOL, is being acquired hereunder by HLTC INC. The conveyance of this real property shall be by warranty deed conveying good and marketable title delivered at the Closing Date.


             B. TITLE INSURANCE. H & L TOOL and the TRUSTEES agree to furnish at their expense an owners policy of title insurance without standard exceptions to HLTC INC. issued by First American Title Company, which is a title insurance company licensed to do business in the State of Michigan, together with copies of all instruments referred to therein as exceptions, pursuant to which title insurance company shall agree to insure good, marketable and indefeasible fee simple title to the real estate referred to in
Section 18A in the name of HLTC INC. in the amount of the Purchase Price allocated to such realty and shall contain an access endorsement, a survey endorsement and a 3.1 zoning endorsement. A commitment for said title insurance policy shall be furnished to HLTC INC. within ten (10) days prior to the Closing Date. Such commitment shall provide for issuance of final title insurance policy in ALTA Owner's Form, free and clear of any and all liens, encumbrances, highways, rights-of-way, easements, licenses, restrictions, leases, tenancies, mineral leases, reservations or severances, agreements, covenants, conditions, limitations and other exceptions, except current taxes which are not delinquent and such other exceptions as HLTC INC. in its discretion elects to approve after examination of title. If objection to the title is made that the title is not in the condition required for performance hereunder, H & L TOOL and the TRUSTEES shall have thirty (30) days from the date they are notified in writing of the particular defects claimed to fulfill the requirements in the commitment or to remedy the defects set forth in HLTC INC.'s objection.

        C. SURVEY. Prior to Closing, H & L TOOL and the TRUSTEES shall, at their expense, furnish HLTC INC. with a current ALTA staked survey of the real estate referred to in Section 18A , prepared by a surveyor or engineer licensed in the State of Michigan with a current certificate attached thereto executed by the surveyor in the form of the ALTA minimum standard detail requirements certificate for land title surveys. Such survey shall reflect all improvements, easements, highways, rights-of-way and other matters affecting or abutting the real estate and shall be in a form sufficient to induce the title insurance company to delete all standard and printed exceptions contained in the title insurance commitment described above. Said survey must reflect that the real estate has unlimited access to abutting streets and highways, show no encroachments onto or from the property, show all improvements within setback and lot lines and show all utilities serving the property available through public streets or recorded easements. Said certificate shall be dated within thirty (30) days of the Closing Date.

        D. PRE-CLOSING DOCUMENTATION. H & L TOOL and the TRUSTEES shall deliver to HLTC INC. within ten (10) days after the date of execution of this Agreement, all in form and substance reasonably satisfactory to HLTC INC., true, correct and complete copies of the following documents:

           (1) all building permits, certificates of occupancy, inspection certificates and other necessary governmental licenses or approvals required in connection with the operation of the Facility and the Warehouse;

           (2)  all plans and architectural drawings in the possession of H &
L TOOL and the TRUSTEES and the most recent real estate tax bills and notices of assessed valuation pertaining to the Facility and the Warehouse; and


           (3) copies of all current insurance policies and any architectural and engineering reports and environmental audits or surveys with respect to the Facility and the Warehouse in the possession of H & L TOOL and the TRUSTEES.

        E. PRORATIONS. Adjustments shall be made between H & L TOOL and the TRUSTEES and HLTC INC. for the following items (all of which, to the extent applicable, shall be reflected on a "Real Estate Closing Statement" executed by H & L TOOL and the TRUSTEES and HLTC INC. on the Closing Date) prorated on a per diem basis, as of midnight of the day preceding the Closing Date:

                (1) general real estate taxes which have become a lien upon the Facility and the Warehouse shall be paid by H & L TOOL and the TRUSTEES. Current taxes shall be prorated and adjusted in accordance with the due date basis of the municipality or taxing unit in which the Facility and Warehouse are located.

                (2) charges for water and sewer service for the Facility and the Warehouse on the basis of the most recent available bills (subject to readjustment on receipt of bills covering the period in which the Closing Date occurs); provided, however, that H & L TOOL and the TRUSTEES shall use their best efforts to procure final meter readings of such utilities as of the Closing Date and to have such bills rendered directly to H & L TOOL and the TRUSTEES (H & L TOOL and the TRUSTEES will deliver to HLTC INC. copies of any such bills rendered to H & L TOOL and the TRUSTEES within five (5) days after receipt thereof by H & L TOOL and the Trustees);

                (3) all incidental expenses and other ordinary costs and expenses for maintenance and protection of the Facility and the Warehouse; and

                (4) such other items that are customarily prorated in transactions of this nature.

        For purposes of calculating prorations, HLTC INC. shall be deemed to be in title to the Facility and the Warehouse, and, therefore, responsible for the expenses thereof for the entire day upon which the Closing Date occurs. All prorations shall be made on the basis of the actual number of days of the year and month which shall have elapsed as of the Closing Date. On the Closing Date, the amount of the prorations and adjustments pursuant to the foregoing provisions of this Section 18E shall be determined to the extent practicable, and appropriate adjustments shall be made therefor on the Real Estate Closing Statement. Further adjustment shall be made between the parties in cash on the basis of the actual amounts for the respective items within the period following the Closing Date.


            F. ADDITIONAL CONVEYANCE DOCUMENTS. At the Closing, H & L TOOL and the TRUSTEES shall deliver at their expense such other documents and instruments as may be reasonably required by the title company and as may be necessary to consummate the conveyance of the Facility and the Warehouse, including but not limited to, state, county and local transfer tax declarations, an affidavit of title, paid brokerage receipts, an ALTA statement, a FIRPTA affidavit and Internal Revenue Form 1099B.

        19. SURVIVAL OF REPRESENTATIONS. The parties agree that the representations and warranties of the parties contained in this Agreement (or documents contemplated thereby) shall survive the Closing for a period of two
(2) years except in the case of Section 8O (Tax Matters) and 8R (Sensitive Receipts or Disbursements), which shall survive for a period of six (6) years, and in the case of Sections 8P (FIRPTA Disclaimer), 8Q (Environmental and Safety Methods) and 8Y (Hart-Scott-Rodino), which shall survive without limitation, provided, however, if notice of a claim is given within such period, such claim shall survive until resolved. Neither party shall be liable for breach of or any inaccuracy in any representation made by it to the other party in this Agreement if such other party had actual knowledge of such breach or inaccuracy at the time such representation was made. For the purpose of references in this Agreement to the "knowledge of Corporate Sellers", "to CORPORATE SELLERS' knowledge" or the phrase "Corporate Sellers have no knowledge", the "knowledge" of "Corporate Sellers" shall be limited to the personal knowledge, after due inquiry as of the Closing Date, of employees of CORPORATE SELLERS' corporate office in Madison Heights, Michigan and HENRY L. BRASZA, President, MARIE E. BRASZA, Vice President, and MARIE BRASZA-PINCH, Secretary.

        20. TERMINATION. If the Closing shall not have occurred in accordance with Section 5, this Agreement shall thereupon terminate provided, however, that Sections 7B (3rd, 4th and 5th sentences only)
(HLTC INC.'s and CHICAGO RIVET's duty concerning Confidential Information), 15 (Announcements) and 21B (Expenses) shall survive such termination, further provided, that nothing contained in this Section 20, shall relieve any party hereto from any liability for any willful breach of a representation or warranty contained in this Agreement or the willful breach of any covenant contained in this Agreement.

         21.  MISCELLANEOUS.
              A. BROKER. Each party represents that it has not engaged any broker, or financial or investment banking adviser with respect to the transactions contemplated by this Agreement, provided, however, that HLTC INC. shall pay the fee of William Blair & Co. for its services as investment banking adviser in connection with the transactions contemplated by this Agreement.

        B. EXPENSES. Each of the parties hereto shall pay its own expenses in connection with this Agreement. H & L TOOL shall pay all sales, use, stamp, registration, conveyance or transfer taxes (and file any related returns) occasioned by the transfer of the rights, interests, assets, properties and estates described in or contemplated by this Agreement, without regard to whether such taxes are assessable against H & L TOOL or HLTC INC. under applicable law. HLTC INC. shall pay all filing and recording fees required in connection with the filing and recording of any assignments or other instruments or documents. In the event H & L TOOL claims that the transaction (or a portion of the transaction) contemplated hereby is exempt from such taxes, duties or fees, it shall, at the Closing, provide HLTC INC. with adequate proof thereof.

        C. BINDING NATURE; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that neither party shall assign this Agreement (or any interest therein) without the prior written consent of the other party hereto, and in no event will any assignment relieve the assigning party of its obligations hereunder.

        D. AMENDMENTS. This Agreement, including the Schedules attached hereto, contains the entire agreement between the parties hereto with respect to the purchase and sale of the Purchased Assets and the other transactions contemplated hereby; and, further, this Agreement supersedes all prior negotiations and oral or written understandings, if any, and may not be amended or supplemented except by an instrument in writing signed by both parties hereto. Neither party makes any representations or warranties except as provided herein.

        E. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Michigan.

        F. VALIDITY AND SEVERABILITY. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable law, then such provision shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

        G. NO THIRD PARTY RIGHTS. Nothing in this Agreement is intended to confer any right on any person other than the parties to it and their respective successors and assigns (and, in the case of Section 17
(Indemnifications), the persons indemnified thereby);

nor is anything in this Agreement intended to modify or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation over or action against any party to this Agreement.

        H. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto. In pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one such counterpart.


        I. DESCRIPTIVE HEADINGS. Descriptive headings are for convenience of reference only and shall not control or affect the meanings or construction of any provision of this Agreement.

        J. CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. The use of the word "including" in this Agreement means "including without limitation" and is intended by the parties to be by way of example rather than limitation.


    22. GUARANTY BY CHICAGO RIVET & MACHINE CO. The undersigned CHICAGO RIVET & MACHINE CO., an Illinois corporation, hereby guarantees the full, due and punctual performance by HLTC INC. of all of its obligations and payment of all its liabilities under and with respect to the above and foregoing Purchase and Sale Agreement and the related agreements and instruments entered into in connection therewith (collectively, the "Agreements").

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                             H & L TOOL COMPANY, INC.
SECRETARY:

/s/ Marie Edna Brasza                        By: /s/ Henry L. Brasza
-------------------------                       -------------------------
                                                 Henry L. Brasza
                                             Its: President



                                             B & B INDUSTRIES, INC.
SECRETARY:

/s/ Marie Edna Brasza                        By: /s/ Henry L. Brasza
-------------------------                       -------------------------
                                                 Henry L. Brasza
                                             Its: President



                                             HENRY LOUIS BRASZA TRUST DATED
                                              APRIL 22, 1982

                                             By: /s/ Henry L. Brasza
                                                -------------------------
                                                Henry L. Brasza, Trustee


                                             /s/ Henry L. Brasza
                                             ----------------------------
                                                Henry L. Brasza, Shareholder



                                             MARIE EDNA BRASZA TRUST DATED
                                              APRIL 22, 1982

                                             By: /s/ Marie Edna Brasza
                                                -------------------------
                                                Marie Edna Brasza, Trustee


                                              /s/ Marie Edna Brasza
                                             -------------------------------
                                                Marie Edna Brasza, Shareholder

                                    HLTC INC., an Illinois corporation (a
                                    wholly owned subsidiary of CHICAGO RIVET &
ASSISTANT                           MACHINE CO.)
SECRETARY:


/s/ Walter W. Morrissey             By: /s/ John C. Osterman
------------------------               ----------------------------
                                    Its: President




                                    CHICAGO RIVET & MACHINE CO.,
Assistant                           an Illinois corporation
SECRETARY:

/s/ Walter W. Morrissey             By: /s/ John C. Osterman
------------------------               ----------------------------
                                    Its: President

                    SCHEDULES TO PURCHASE AND SALE AGREEMENT



Schedule 1A(1)         Fixed Assets
Schedule 1A(5)         Contracts
Schedule 1A(14)        Land, Buildings, Improvements, Easements and Rights of
                       Way
Schedule 1B(3)         Chemicals
Schedule 1B(5)         Life Insurance Policies
Schedule 3F            Purchase Price Allocation
Schedule 8C            Financial Statements
Schedule 8D            Location of Purchased Assets
Schedule 8G            Litigation
Schedule 8H            Intellectual Property
Schedule 8I            Material Adverse Changes
Schedule 8N            Insurance
Schedule 10E           Employment Agreements
Schedule 10G           Customers
Schedule 10I           Consulting Agreements
Schedule 12B           Covenant Not to Compete/Covenant Not to Solicit
Schedule 12C           Corporate Names
Schedule 12D           Current Employees